Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190918) of securities to be offered to employees in employee benefit plans of Qiwi plc of our report dated March 11, 2015, relating to the financial statements of QIWI plc and the effectiveness of internal control over financial reporting of QIWI plc, included in this Annual Report on Form 20-F of QIWI plc for the year ended December 31, 2014.

/s/ Ernst & Young LLC

Moscow, Russia

March 12, 2015